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                                                                  EXHIBIT 12.01

                    EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                      SECOND QUARTER             FIRST SIX MONTHS
                                                    1998          1997          1998          1997
Earnings before provision for income taxes          $149          $141          $263          $255
Add:
  Interest expense, net                               21            22            42            41
  Rental expense (1)                                   6             7            12            12
  Amortization of capitalized interest                 4             4             8             7
                                                    ----          ----          ----          ----
Earnings as adjusted                                $180          $174          $325          $315
                                                    ====          ====          ====          ====
Fixed charges:
  Interest expense, net                             $ 21          $ 22          $ 42          $ 41
  Rental expense (1)                                   6             7            12            12
  Capitalized interest                                12             9            23            19
                                                    ----          ----          ----          ----
Total fixed charges                                 $ 39          $ 38          $ 77          $ 72
                                                    ====          ====          ====          ====
Ratio of earnings to fixed charges                   4.6x          4.6x          4.2x          4.4x
                                                    ====          ====          ====          ====

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(1)  For all periods presented, interest component of rental expense is estimated to equal one-third of such expense.

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